COUNTRY MUTUAL FUNDS TRUST
                           --------------------------

                                 CODE OF ETHICS
          FOR PRINCIPAL EXECUTIVE OFFICERS & SENIOR FINANCIAL OFFICERS

     COUNTRY Mutual Funds Trust (the "Trust") requires its Principal Executive Officer, Senior Financial Officers, and other Trust officers performing similar functions (the "Principal Officers" each of whom are set forth in Exhibit "A"), to maintain the highest ethical and legal standards while performing their duties and responsibilities to the Trust and each of its series (each a "Fund," collectively the "Funds"), with particular emphasis on those duties that relate to the preparation and reporting of the financial information of the Funds. The following principles and responsibilities (herein the "Code") shall govern the professional conduct of the Principal Officers:

1.   HONEST AND ETHICAL CONDUCT.

     The Principal Officers shall act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships, and shall report any material transaction or relationship that reasonably could be expected to give rise to such conflict between their interests and those of a Fund.

     The Principal Officers shall act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated or compromised.

     The Principal Officers shall promptly report violations of this Code as specified herein and shall be accountable for adherence to this Code.

2.   FINANCIAL RECORDS AND REPORTING

     The Principal Officers shall provide full, fair, accurate, timely and understandable disclosure in the reports and/or other documents to be filed with or submitted to the Securities and Exchange Commission or other applicable body by a Fund, or that is otherwise publicly disclosed or communicated. The Principal Officers shall comply with applicable rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies.

     The Principal Officers shall respect the confidentiality of information acquired in the course of their work and shall not disclose such information except when authorized or legally obligated to disclose. The Principal Officers will not use confidential information acquired in the course of their duties as Principal Officers.

     The Principal Officers shall share knowledge and maintain skills important and relevant to the Trust's needs; shall proactively promote ethical behavior of the Trust's employees and as a partner with industry peers and associates; and shall maintain control over and responsibly manage assets and resources employed or entrusted to them by the Trust.

3.   COMPLIANCE WITH LAWS, RULES AND REGULATIONS

     The Principal Officers shall establish and maintain mechanisms to oversee the compliance of the Funds with applicable federal, state or local law, regulation or administrative rule, and to identify, report and correct in a swift and certain manner, any detected deviations from applicable federal, state or local law regulation or rule.

4.   COMPLIANCE, ACCOUNTABILITY, AND REPORTING

     Each Principal Officer must:

     Upon adoption of the Code (or thereafter as applicable; upon becoming a Principal Officer), affirm in writing to the Board of Trustees (the "Board") that he/she has received, read, and understands the Code;

     Annually thereafter affirm to the Board that he/she has complied with the requirements of the Code;

     Not Retaliate against any other Principal Officer or any employee of the Trust or its affiliated persons for reports of potential violations that are made in good faith; and

     Notify the General Counsel promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code.

     The General Counsel is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by the Principal Officers will be considered by the Audit Committee (the "Committee").

     The Trust will follow these procedures in investigating and enforcing  this
Code:

     The General Counsel will take all appropriate action to investigate any potential violations reported to him;

     If, after such investigation, the General Counsel believes that no violation has occurred, the General Counsel is not required to take any further action;

     Any matter that the General Counsel believes is a violation will be reported to the Audit Committee

     If the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Principal Officer;

     The  Audit  Committee  will  be   responsible  for  granting  waivers,   as
appropriate; and

     Any changes to or waivers of this Code will, to the extent required, by disclosed as provided by SEC rules.

     Notwithstanding the provisions of this Code, the Treasurer shall maintain responsibility for customary reporting, disclosure and recordkeeping as the Treasurer may complete in his/her normal and customary duties as an officer of this Trust.

5.   AMENDMENT AND WAIVER

     This Code of Ethics may only be amended or modified by approval of the Board of Trustees. Any substantive amendment that is not technical or administrative in nature or any material waiver, implicit or otherwise, of any provision of this Code of Ethics, shall be communicated publicly in accordance with Item 2 of Form N-CSR under the Investment Company Act of 1940.

6.   CONFIDENTIALITY

     All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall be not be disclosed to anyone other than the Board and senior management of the Trust and the Investment Adviser.

7.   INTERNAL USE

     The Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of the Trust, as to any fact, circumstance, or legal conclusion.

ADOPTED BY THE BOARD OF TRUSTEES ON JULY 21, 2003